Exhibit A



                             PCT HOLDINGS, INC.


                             September 28, 1995



Messrs. Stephen and Mark Morel
Morel Industries, Inc.
14351 Shamel Street
P.O. Box 678
Entiat, WA  98822

      RE:   ACQUISITION OF MOREL INDUSTRIES, INC. BY PCT
            HOLDINGS, INC.
            --------------------------------------------

Dear Steve and Mark:

          The purpose of this letter is to outline the manner in which PCT Holdings, Inc., a Nevada corporation ("PCTH"), proposes to acquire Morel Industries, Inc., a Washington corporation ("Morel").

          The parties recognize that the transaction will require further documentation and approvals, including the preparation and approval of a formal agreement setting forth the terms and conditions of the proposed transaction (the "Transaction Agreement"); nevertheless, they execute this letter to evidence their intention to proceed in mutual good faith to complete work required and to negotiate terms of a Transaction Agreement that are consistent with this letter.

          The proposed terms and conditions include, but are not limited to, the following:

          1. ACQUISITION.

          (a) PCTH would form a wholly-owned subsidiary of PCTH under the laws of the State of Washington (the "Acquisition Corporation"). Acquisition Corporation would merge with and into Morel, with Morel being the surviving corporation (the "Merger"). All parties shall use their best efforts to ensure that the transaction is treated as a statutory merger pursuant to Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and applicable regulations.

          (b) In consideration for the shares of Morel to be surrendered in the Merger, Stephen Morel and Mark Morel, as the shareholders of Morel (the "Shareholders"), would receive an aggregate of 937,931 unregistered, nonassessable shares of common stock, $.001 par value per share, of PCTH (the "PCTH Common Stock"), provided that on the date on which the Transaction Agreement is executed (the

"Signing Date"), the closing bid price of PCTH Common Stock as traded on the NASDAQ SmallCap Market is not lower than $6.25 nor higher than $8.25 per share. In the event that the closing bid price of the Common Stock is lower than $6.25 or higher than $8.25 per share on the Signing Date, the number of shares of PCTH Common Stock to be received by the Shareholders would be increased or decreased, as the case may be, calculated by dividing $6.8 million by the closing bid price of the PCTH Common Stock on the Signing Date.

          2. ACCESS.

          (a) To permit PCTH to conduct its due diligence investigation, as long as this letter remains in effect, Morel will permit PCTH and its agents to have reasonable access to the premises in which Morel conducts its business and to all of its books, records, and personnel files, and Morel will furnish to PCTH and its agents such financial data, operating data, and other information as PCTH and its agents shall reasonably request.

          (b) To permit Morel to conduct its due diligence investigation, as long as this letter remains in effect, PCTH will permit Morel and its agents to have reasonable access to the premises in which PCTH and its subsidiaries conduct their business and to all of the books, records, and personnel files of PCTH and its subsidiaries and will furnish to Morel and its agents such financial data, operating data, and other information as Morel and its agents shall reasonably request.

          (c) PCTH, Morel and the Shareholders agree to treat all information obtained pursuant to this paragraph 2 as confidential and not to voluntarily disclose the same to any person or entity, except to their authorized representatives, as contemplated in subparagraphs 2(a) and 2(b) above. Upon the termination of this letter for any reason other than the closing of the proposed transaction, each shall return promptly to the other all printed information received by it in connection with the proposed transaction.

          3. CONDITIONS TO CLOSING. The closing of the transaction would be subject to certain conditions, including without limitation the following:

          (a) PCTH, Acquisition Corporation, Morel, and the Shareholders must have prepared and executed a definitive Transaction Agreement with terms satisfactory to all parties, containing provisions not inconsistent with the basic understanding set forth in this letter. The Transaction Agreement shall also contain representations, warranties, covenants, conditions, and indemnification provisions customary in transactions of this size and type.

          (b) BDO Seidman shall have completed the audit of Morel's financial statements for the most recent two fiscal years or such other periods as prescribed by the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the regulations thereunder applicable PCTH as a reporting company under the 1934 Act.

          (c) The transaction shall have been approved by the Boards of Directors of PCTH and Morel and by the Shareholders.

          (d) Any required filings, approvals, consents and authorizations of state and federal regulatory authorities shall have been received.

          (e) Any required consents of third parties shall have been received.

          (f) PCTH and Morel shall have completed their respective due diligence review of the assets and business of the other satisfactory to each of them in its sole discretion.

          4. NEWS RELEASE; CONFIDENTIALITY. Neither PCTH, Morel, nor the Shareholders, will issue or approve a news release or other announcement concerning the transaction without the prior approval of the others as to the contents of the announcement and its release, except as required by law. This letter will be confidential and may not be disclosed, except as required by law or as agreed by the parties.

          5. NEGOTIATIONS WITH OTHERS. Until such time as this letter has been terminated, neither the Shareholders nor Morel will offer the stock or assets of Morel to, entertain offers for them from, negotiate for their sale to, or make information about them available (for purposes of sale) to, any third party.

          6. CONDUCT OF BUSINESS; INTERIM OPERATIONS. As long as this letter remains in effect, the Shareholders will cause Morel to use its best efforts to conduct its business in a reasonable and prudent manner in accordance with past practices, to preserve its existing business organizations and relationships with its employees, customers, suppliers, and others with whom it has a business relationship, to preserve and protect its properties, and to conduct its business in compliance with all applicable laws and regulations.

          7. COVENANT NOT TO COMPETE; EMPLOYMENT. In the Transaction Agreement, the Shareholders would agree that they will not, directly or indirectly, through a subsidiary or otherwise, compete with Morel, PCTH or PCTH's subsidiaries for a period as agreed to by the parties. PCTH and the Shareholders would negotiate and execute agreements for PCTH or Acquisition Corporation to employ each of the Shareholders for such a period and under such terms as may be agreed to by the parties.

          8. REGISTRATION RIGHTS. In the Transaction Agreement, PCTH would agree that if PCTH proposes to register any of its Common Stock under the Securities Act of 1933, as amended, so that any of its shareholders may offer to sell Common Stock to the general public, the Shareholders may request that up to 50% of the shares of PCTH that are received by the Shareholders in the Merger, and that are not at the time of such registration eligible for resale under Rule 144, be included in such registration.

          9. EQUITY INVESTMENT. Upon the closing of the transaction set forth in the Transaction Agreement, PCTH would invest $2.0 million in unrestricted equity in Morel for purposes of restructuring Morel's balance sheet and reducing short-term debt.

          10. AUDIT EXPENSES. PCTH will bear the cost of audit of Morel's financial statements as described in Section 3(b) above; provided that, in the event that PCTH is prepared to consummate the Merger, subject to the fulfillment or waiver of any conditions contained in the Transaction Agreement, but Morel or the Shareholders are not willing to do so, PCTH and Morel will share equally the cost of such audit.

          11. SIGNING DATE; CLOSING DATE. The Signing Date of the Transaction Agreement is anticipated to be on or about November 30, 1995. Subject to execution of a Transaction Agreement, the closing date under the Transaction Agreement will be on a date mutually agreed by PCTH, Acquisition Corporation, Morel, and the Shareholders, upon satisfaction or waiver of each condition to closing set forth in the Transaction Agreement.

          12. BROKERS' FEES. Neither Morel, the Shareholders nor PCTH has entered into arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction.

          13. EFFECT OF THIS LETTER. This letter sets forth the intent of the parties only, is not binding on the parties, and may not be relied on as the basis for a contract by estoppel or be the basis for a claim based on detrimental reliance or any other theory; provided that paragraphs 4, 5 and 10, the confidentiality and document return provisions of paragraph 2 and this paragraph 13 will be enforceable in accordance with their terms. With the exception of paragraphs 4, 5 and 10, the confidentiality and document return provisions of paragraph 2 and this paragraph 13, the parties understand that no party shall be bound until the Transaction Agreement has been negotiated, executed, delivered and approved by the Boards of Directors of PCTH and Morel and by the Shareholders.

          14. TERMINATION OF NEGOTIATIONS. This letter may be terminated at any time by either party giving written notice to the other and will terminate automatically (i) upon execution of a Transaction Agreement, or
(ii) at 5:00 p.m. on December 29, 1995, if no Transaction Agreement has been executed by the parties prior to that time. Thereafter, the parties shall be bound only by paragraphs 4, 10 and 13, and the confidentiality and document return provisions of paragraph 2. Any termination of this letter pursuant to this paragraph 14 shall not be deemed to violate any obligation that the parties may have to deal with each other in good faith.

          If this letter sets forth your intent to proceed in good faith substantially in the manner outlined in this letter, please sign a copy of this letter and return it to PCTH. This letter of intent shall be of no further force and effect if it is not signed and returned to PCTH by the close of business on September 30, 1995.

                                    Very truly yours,

                                    PCT HOLDINGS, INC.

                                    By: Donald A. Wright
                                        ---------------------------
                                        Donald A. Wright, President

Accepted and agreed to:


STEPHEN MOREL                             Date: 9/30/95
------------------------------                  --------------------
Stephen Morel

MARK MOREL                                Date: 9/30/95
------------------------------                  --------------------
Mark Morel


MOREL INDUSTRIES, INC.                    Date: 9/30/95
                                                 --------------------
By: STEPHEN MOREL
    --------------------------
    Its  President
          ---------------------